Exhibit (n)(7)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated December 11, 2018, with respect to the consolidated financial statements of Media Recovery, Inc. dba SpotSee Holdings as of September 30, 2018 and 2017, and for the years ended September 30, 2018, 2017, and 2016, incorporated by reference in the Registration Statement on Form N-2 and related Prospectus of Capital Southwest Corporation filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Item 25: Financial Statements and Exhibits" in such Registration Statement and related Prospectus.

/s/ Whitley Penn LLP
Dallas, Texas
June 27, 2019